UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NEWSTAR FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held May 12, 2015

The 2015 annual meeting of the stockholders of NewStar Financial, Inc., a Delaware corporation, will be held at the offices of Locke Lord LLP at 111 Huntington Avenue, 20th floor, Boston, Massachusetts 02199, on May 12, 2015 at 10:00 a.m. local time for the following purposes:

1. To elect eight (8) directors to serve until the 2016 annual meeting of stockholders;

2. To approve, on an advisory basis, the compensation of our named executive officers;

3. To ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 1, 2015 will be entitled to vote at the annual meeting or at any adjournment.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States, or vote using the Internet by following the Internet voting instructions. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Robert K. Brown

Secretary

Dated: April 17, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2015.

This proxy statement and our annual report to security holders are available at

www.RRDEZProxy.com/2015/NewStarFinancial

PROXY STATEMENT

i

GENERAL INFORMATION ABOUT VOTING

The Board of Directors of NewStar Financial, Inc. (“NewStar” or the “Company”) is soliciting your proxy for use at the 2015 annual meeting of stockholders to be held on Tuesday, May 12, 2015 and at any adjournment of the meeting. This proxy statement and the accompanying proxy card are first being sent or given to stockholders of NewStar on or about April 17, 2015.

Who can vote. You may vote your shares of NewStar common stock at the annual meeting if you were a stockholder of record at the close of business on April 1, 2015. On that date, there were 46,030,093 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you held on the record date.

How to vote your shares

Stockholder of Record: Shares Registered in Your Name

If on April 1, 2015 your shares were registered directly in your name with our transfer agent, then you are a stockholder “of record.” If you are a stockholder of record, you may vote in person at the annual meeting, by mail or over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Voting in person will revoke your proxy. There are three ways to vote:

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive. If you plan to attend the annual meeting in person, please plan to arrive no later than ten minutes in advance of the start time of the meeting to allow access to the building facilities.

•	To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the Internet, access our secure website registration page through the Internet at www.voteproxy.com and follow the instructions. You will need to have the control number that appears on your proxy card available when voting.

Please note that the Internet voting facilities for registered stockholders will close at 11:59 p.m., EDT, on May 11, 2015.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 1, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Proposals to be considered at the annual meeting. The principal business expected to be transacted at the meeting will be:

1.	To elect eight (8) directors to serve until the 2016 annual meeting of stockholders;

2.	To conduct an advisory vote on the compensation of the Company’s named executive officers;

3.	To ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Quorum. A quorum of stockholders is required to transact business at the meeting. A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

Number of votes required. The required vote for each of the proposals for consideration at the annual meeting is as follows:

Proposal	Number of votes required
Proposal 1	Each director nominee must receive a plurality of the votes cast to be elected.

Proposal 2	The affirmative vote of a majority of the total votes cast, present or represented by a proxy, will be required for the approval, on an advisory basis, of the compensation of our named executive officers.

Proposal 3	The proposal to ratify our independent auditors must receive the affirmative vote of a majority of the total votes cast, present or represented by proxy, to be approved.

Abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining a quorum for the transaction of business at the annual meeting. A broker non-vote on a proposal results from a proxy submitted by a broker that does not indicate a vote for one or more proposals because the broker does not have discretionary voting authority and the broker’s customer did not send the broker instructions on how to vote on the proposal. If the broker does not have instructions on certain matters, and the broker is barred by law or the broker regulations of the New York Stock Exchange from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter. The impact of abstentions and broker non-votes on the proposals scheduled to be presented at the meeting is as follows:

Proposal	Impact of Abstentions and Broker Non-Votes
Proposal 1	Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the election of each director.

Proposal 2	Broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the advisory vote on executive compensation. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

Proposal 3	Broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the proposal to ratify the appointment of KPMG as our independent auditors. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

Discretionary voting by proxies on other matters. We do not know of any other proposals, other than the proposals described above, that may be presented at the 2015 annual meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

How you may revoke your proxy. You may revoke the authority granted by your executed proxy card at any time before we exercise it by either (i) filing by 5:00 p.m. Eastern Daylight Time the business day prior to the annual meeting with our Corporate Secretary, Robert K. Brown, a written revocation or a duly executed proxy card bearing a later date, or (ii) by voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

Expenses of solicitation. We will bear all costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable fees and expenses if such a firm is retained.

Householding of Annual Meeting Materials. Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the address and telephone number set forth below. Our annual report is also available on our website at www.newstarfin.com.

Annual Report on Form 10-K. We will promptly deliver to you a copy of our annual report on Form 10-K for the year ended December 31, 2014 and additional copies of our proxy statement and annual report to stockholders, without charge, if you call or write us at the following address or telephone number: NewStar Financial, Inc., 500 Boylston St., Suite 1250, Boston, MA 02116, Attn: Corporate Secretary, telephone: (617) 848-2500.

No Appraisal Rights. There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

CORPORATE GOVERNANCE

NewStar Financial, Inc. is committed to sound corporate governance practices that support the high standard the Company has established for the way in which its employees, officers and directors pursue the Company’s business objectives. It is the duty of the Board of Directors to serve as a prudent fiduciary for shareholders and to oversee the management of the Company’s business. To fulfill its responsibilities, the Board of Directors follows the procedures and standards that are set forth in the guidelines below.

Corporate Governance Guidelines

Our corporate governance practices are documented in Corporate Governance Guidelines and Principles that are adopted by the Board of Directors and that are updated from time to time as recommended by the Company’s Nominating and Governance Committee. Other corporate governance practices may be found in the charters of the various committees of the NewStar Board of Directors which are posted on our website at www.newstarfin.com.

Board Leadership Structure

Chairman of the Board

The primary duty of the Chairman is to preside over meetings of the Board of Directors. The Chairman also establishes the agenda for Board meetings, designates members of management to be present at Board meetings and is consulted regarding members of management who are present at Board committee meetings. The Chairman has the authority to call regular and special meetings of the Board and is consulted regarding nominees for the Board and the composition and chairmanship of Board committees.

Timothy J. Conway serves as both our Chairman and CEO. The Company does not have a stated policy with respect to the separation of the positions of Chairman and CEO. As the original founder of the Company, and the individual ultimately responsible for the implementation of the Company’s strategy and day-to-day operations, the Board believes that Mr. Conway’s detailed knowledge of the business and industry in which we operate makes him the director best qualified to act as Chairman of the Board.

Lead Director

The primary role of the lead director is to provide independent leadership to the Board in circumstances where the joint roles of Chairman and CEO could potentially be in conflict and to ensure that the Board operates independently of management. Among other things, the lead director acts as a liaison between the Chairman and the directors and has the authority to call special meetings of the independent directors and to convene executive sessions of the independent directors during regularly scheduled Board meeting. Richard E. Thornburgh currently serves as our independent lead director. The lead director does not serve for a specified term and may be replaced if and when the Board determines that such a change is warranted.

Board and Director Independence

The Board of Directors has determined that all of our directors, other than Messrs. Conway and Schmidt-Fellner, are independent under the criteria established by NASDAQ, and that all the members of the Audit Committee also meet the additional independence requirements of the Securities and Exchange Commission. None of these directors have a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors held eight meetings during 2014. Independent directors regularly meet in executive session in which only independent directors are present. During 2014, each of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director served. All Board members who are up for reelection at the annual meeting of stockholders are expected to attend the annual meeting of stockholders, subject to special circumstances. Six of our eight directors attended our 2014 annual meeting of stockholders.

Board Risk Oversight

As part of their oversight functions, the Board of Directors generally oversees the Company’s risk management policies and programs, and allocates certain specific responsibilities to various committees, consistent with the substantive scope of each Committee’s charter. As described below, the Risk Policy Committee is primarily responsible for monitoring our credit risk.

Board Committees

The Board has standing Audit, Compensation, Nominating and Corporate Governance and Risk Policy Committees. The Company has adopted a formal charter for each of the Board committees, which sets forth that committee’s duties and responsibilities. These committee charters are available in the Corporate Governance section of the Company’s website at www.newstarfin.com. The role of each Committee in assisting the Board in fulfilling its fiduciary responsibilities to shareholders is described below.

The following table depicts the current composition of our Board Committees:

Risk Policy Committee

The Risk Policy Committee reports to and assists the Board of Directors in overseeing and reviewing information regarding our credit risk management framework, including the significant policies, procedures and practices employed to manage credit risk. Its members are Messrs. Thornburgh (Chair), Conway and Bralver. The Committee met four times in 2014 and is charged with assisting the Board with its oversight of the Company’s credit practices and procedures; monitoring the performance of the Company’s portfolio from a credit perspective; reviewing recommendations of management; and considering, evaluating and approving on behalf of the Board, specified lending transactions above the hold limits established by the Committee as a ceiling on the approval authority of management’s credit committee. In addition, the Committee retains the ability to authorize management to develop and implement any additional policies relating to risk assessment and risk management.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and reviewing individuals qualified to serve as directors and recommending candidates for election to the Board and in developing and overseeing implementation of our corporate governance. Its members are Ms. O’Hara (Chair) and Mr. Cooper. In 2014, the Nominating and Corporate Governance Committee met one time.

The Nominating and Corporate Governance Committee will seek new nominees for election to the Board, when necessary, through a variety of channels, including the engagement of director search firms and less formal recommendations through business and personal contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular Board nominee search. Such specifications will change from one search to another based on the Committee’s determination of the Board composition needs at the time a particular search is initiated.

The Nominating and Corporate Governance Committee will evaluate any candidate recommended for nomination as a director, whether proposed by a stockholder or identified through the Committee’s own search processes, about whom it is provided appropriate information. The Committee will determine whether the particular nomination would be consistent with our governance policies and criteria, including without limitation the following: the candidate’s current level of, and on-going commitment to, education regarding the responsibilities of a member of a Board of Directors; whether the candidate has the time available to commit to his or her responsibilities as a member of the Board; and the existence of any financial relationship with the Company other than that as an employee, Board member or stockholder.

If a candidate is presented to the Nominating and Corporate Governance Committee at a time when it has established specifications for a particular Board search, the Committee will consider whether the candidate satisfies the established specifications. While the Committee does not have a formal policy for considering diversity in identifying nominees, it seeks individuals who represent a range of relevant experiences and considers the impact each nominee would have in increasing the diversity of perspectives, expertise, background and skills of the Board. In evaluating a candidate, the Committee must, at a minimum, determine that the candidate is capable of discharging his or her fiduciary duties to the stockholders of the Company. More generally, the Committee will consider a candidate’s skills, character, leadership experience, business experience and judgment, and familiarity with relevant industry, national and international issues in light of the backgrounds, skills and characteristics of the current Board and the needs of the Company’s business. Finally, the Committee must consider whether a nominee (in conjunction with the existing Board members) will assist the Company in meeting the requirements of applicable law, the rules of the Securities and Exchange Commission, the NASDAQ Global Market listing standards, and the Internal Revenue Code regarding the independence, sophistication and skills of the members of the Board of Directors and the Audit, Compensation and Nominating and Corporate Governance Committees.

In order to recommend a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must provide the Committee with the candidate’s name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director and information relevant to the considerations described above. Such information should be sent to the Nominating and Corporate Governance Committee of NewStar Financial, Inc., 500 Boylston Street, Boston, MA 02116, Attn: Corporate Secretary. In addition to the above, the Committee may request further information, in its discretion.

On March 6, 2015, the Company received from Capital Z Partners III, L.P. their nomination of Bradley E. Cooper as a director pursuant to the nomination rights that the Company had previously granted to Capital Z Partners III, L.P. The Committee has nominated Mr. Cooper for reelection as a director.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the stockholders and others, our accounting policies, disclosure controls and procedures and internal accounting and financial controls and the audit process. In undertaking these responsibilities, the Committee meets with management and with the independent auditor (including meeting privately, without management present) to discuss the financial statements, our financial reporting policies and procedures, and our internal control over financial reporting. The Committee reports on such matters to our Board. The Committee reviews the performance of the independent registered public accounting firm in the annual financial statement audit and assesses the independence of the registered public accounting firm. The Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the independent registered public accounting firm.

The Audit Committee operates under a written charter, which is available on our website at www.newstarfin.com. It has adopted procedures for the handling of complaints regarding accounting, internal controls and auditing matters. The Audit Committee consists of Messrs. Noonan (Chair), and Fallon and Ms. O’Hara. Mr. Noonan and Ms. O’Hara each qualify as an audit committee financial expert, as defined in Securities and Exchange Commission rules. The Audit Committee met five times during 2014.

Independent Registered Public Accountants’ Fees and Other Matters

Upon the recommendation of the Audit Committee, the Board of Directors appointed the independent registered public accounting firm of KPMG LLP as independent auditor to conduct the annual audit of our financial statements for 2014. KPMG LLP is an internationally recognized independent registered public accounting firm that has audited the Company’s financial statements since the Company’s inception in 2004. Representatives of KPMG LLP are expected to attend the annual meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by KPMG LLP were as follows:

	2014	2013
Audit Fees	$1,030,000	$1,028,000
Audit-Related Fees	254,000	144,000
Tax Fees	590,690	320,500
All Other Fees	160,050	35,000

Total Fees	$2,033,740	$1,527,500

Our Audit Committee must pre-approve all audit-related and non-audit (including tax) services performed by the independent auditor in order to assure that these services do not impair the auditor’s independence. Certain types of services may not be performed by the independent auditor at all, as they are inconsistent with independence. Any such approval must be given by the Audit Committee or by any member or members to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibility to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent auditor would be functioning in the role of management or in an advocacy role, whether the independent auditor’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent auditor’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditor in the period that is for non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

Taking into consideration these fees and services, KPMG LLP has informed the Company that they are not aware of any relationship with the Company that, in their professional judgment, may reasonably be thought to bear on the independence of KPMG LLP.

2014 Audit Committee Report

The Committee reviewed and discussed the audited consolidated financial statements for 2014 with management and with KPMG LLP. In this process, the Committee met with KPMG LLP, with and without management present, to discuss the results of their examinations, our critical accounting policies and the overall quality of our financial reporting, as well as our internal control over financial reporting.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 16. In addition, the Committee discussed with the independent auditors their independence from us and our management, including the matters in the letter and written disclosures received from KPMG LLP as required by applicable requirements of the Public Company Oversight Board. The Audit Committee also considered whether the independent auditors’ provision of non-audit services is compatible with maintaining the independent auditors’ independence.

Based on the Committee’s discussions with management and the independent auditors and the Committee’s review of KPMG LLP’s report to the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2014 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Frank R. Noonan, Chair

Brian L.P. Fallon

Maureen P. O’Hara

Compensation Committee

The Compensation Committee establishes our compensation philosophy and assists the Board in overseeing our compensation policies and practices. The Compensation Committee consists solely of independent directors. The Committee determines and approves the compensation of our executive officers, reviews and approves management incentive compensation policies and programs and equity compensation programs for employees, and administers those policies and programs. Its responsibilities include setting corporate goals and objectives relevant to compensation of executive officers, evaluating the executive officers’ performance against those goals and objectives at least annually, approving all grants of awards, including the award of shares or share options, under our equity incentive plan, and reviewing the form and amount of director compensation at least annually.

The Compensation Committee operates under a written charter, which is available on our website at www.newstarfin.com. For additional information about the Compensation Committee’s activities, please see the section titled “Compensation Discussion and Analysis” below.

The Compensation Committee currently consists of Brian L.P. Fallon (Chair), Charles N. Bralver, and Frank R. Noonan. The Compensation Committee met four times during 2014.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during 2014 served or has ever served as an officer or employee of NewStar.

None of our executive officers serves on the compensation committee or board of directors of any other company of which any of our directors is an executive officer.

Code of Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers. This code sets forth written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in our other public communications; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the code to an appropriate person or persons; and accountability for adherence to the code. The text of this code of ethics is posted on our website at www.newstarfin.com in the Investor Relations section, under the Corporate Governance subsection under the heading “Committees and Charters,” where we may also disclose any amendments to, and waivers of, the code. At the same location on our website, we have also posted our Code of Business Conduct and Ethics, which applies to all our employees and directors.

Certain Relationships and Transactions

The governance rules of the NASDAQ Global Market require us to conduct an appropriate review of any transactions and relationships with the Company in which any of the following have a direct or indirect material interest: any of our directors or executive officers, any nominee for director, and any of the members of their immediate families. In addition, Item 404(a) of Regulation S-K requires us to disclose any transaction or proposed transaction in excess of $120,000 in which any person who is an executive officer, director, or nominee for director of the Company or the beneficial owner of more than five percent of our voting securities (including their immediate family members) has or will have a direct or indirect material interest. The Audit Committee of our Board of Directors has the responsibility of reviewing and approving any such related person transactions and relationships.

Our Chief Financial Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors, executive officers and greater than five percent holders of our voting securities with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. The Audit Committee will review all such transactions and relationships of which it has knowledge and will approve or ratify those it considers appropriate. Transactions that are determined to be directly or indirectly material to the Company or a related person will be disclosed in our proxy statement. In the course of its review of a disclosable related person transaction, the Audit Committee will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, including, without limitation, the amount and type of transaction, the importance of the transaction to the related person, the importance of the transaction to the Company, whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company, and any other matters the Committee deems appropriate. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, although such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

During 2006, the Company made a loan in the aggregate amount of $16.0 million based on market terms to Advantage Business Media LLC, a company whose Board of Directors includes Blair Schmidt-Fellner, the brother of Peter Schmidt-Fellner, our Chief Investment Officer and member of our Board of Directors. The interest rate on the loan was 6.50% and largest aggregate principal amount outstanding under this loan during 2014 was $4.5 million. This loan was paid off in its entirety in February 2014.

In March of 2011, the Company made a loan in the aggregate amount of $13.5 million based on market terms to SPARTA Insurance Holdings, Inc. (“SPARTA”), a company that is 39.6% owned by Corsair Capital, a major stockholder of the Company. In addition, two of the seven members of SPARTA’s Board of Directors are employees of Corsair Capital, and Richard Thornburgh, a member of our Board of Directors, previously served as a director of SPARTA. The interest rate on the loan was 9.50% and largest aggregate principal amount outstanding under this loan during 2014 was $14.1 million. This loan was paid off in its entirety in September 2014.

All of the foregoing relationships and transactions were approved by the Audit Committee of our Board of Directors.

Stockholder Communications to the Directors

Security holders may communicate with the NewStar Board of Directors by mailing a communication to the entire Board or to one or more individual directors in care of the Corporate Secretary, NewStar Financial, Inc., 500 Boylston St., Suite 1250, Boston, MA 02116. All communications from security holders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

SHARES HELD BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the amount of our Common Stock beneficially owned as of April 1, 2015 by (i) each person or group who is known by us to own beneficially more than 5% of our Common Stock, (ii) each current member of our Board and each of the executive officers named in the Summary Compensation Table in the Executive Compensation Section of this Proxy Statement below, and (iii) all current members of our Board and our current executive officers as a group. Percentage calculations are based off of the 46,030,093 shares of Common Stock that were outstanding on April 1, 2015.

	Shares Owned	Percent of Class
Principal Stockholders
Capital Z Partners, Ltd. (1)(2)	9,580,779	20.80%
Capital Z Partners, L.P.
Capital Z Financial Services Fund II, L.P. Capital Z Financial Services Private Fund II, L.P.
Capital Z Partners III GP, Ltd. (3)(2)
Capital Z Partners III GP, L.P.
Capital Z Partners III, L.P. 230 Park Avenue South
New York, NY 10003
Corsair II Capital Partners, L.P. (4)	9,538,415	20.72%
Corsair III Financial Services Capital Partners, L.P.
Corsair III Financial Services Offshore 892 Partners, L.P.
717 Fifth Avenue New York, NY 10022
Timothy E. Moriarty (5)	3,637,234	7.90%
c/o McGrath, Doyle & Phair
150 Broadway-Suite 1915
New York, NY 10038
Swiss Reinsurance Company (6)	3,000,000	6.52%
Mythenquai 50/60
CH-8022
Zurich, Switzerland
Second Curve Capital, LLC (7)	2,918,114	6.34%
237 Park Avenue, 9th Floor
New York, New York 10017
Dimensional Fund Advisors LP (8)	2,411,180	5.2%
Building One
6300 Bee Cave Road
Austin, TX 78746
Directors and Executive Officers
Charles N. Bralver (9)	153,412	*
Timothy J. Conway (10)	2,235,402	4.75%
Bradley E. Cooper (11)	29,919	*
Brian L.P. Fallon (12)	94,988	*
Frank R. Noonan (13)	97,988	*
Maureen P. O’Hara (14)	119,488	*
Peter A. Schmidt-Fellner (15)	1,645,560	3.52%
Richard E. Thornburgh (16)	129,988	*
John K. Bray (17)	889,345	1.91%
Patrick F. McAuliffe (18)	234,326	*
Daniel D. McCready	62,959	*
All current executive officers and directors as a Group (11 persons) (19)	5,693,375	12.37%

*	Less than 1%.
(1)	Includes 25,000 shares issuable upon the exercise of options and 5,555,779 shares of common stock held directly. As reported in a Schedule 13D/A filed with the SEC on January 22, 2008, Capital Z Partners, Ltd. (“Capital Z Ltd”) is the general partner of Capital Z Partners, L.P. (“Capital Z LP”), which is the general partner of Capital Z Financial Services Fund II, L.P. (“Capital Z”) and Capital Z Financial Services Private Fund II, L.P. (“Capital Z Private Fund”), investment funds located at the same address that hold the shares shown. All four entities report shared voting and investment power over all such shares.
(2)	As reported in a Schedule 13D/A filed with the SEC on January 22, 2008, Capital Z Partners III GP, Ltd., Capital Z Partners III, L.P., Capital Z Partners III GP, L.P., Capital Z Partners, Ltd., Capital Z Partners, L.P., Capital Z Financial Services Fund II, L.P., and Capital Z Financial Services Private Fund II, L.P may be deemed to constitute a “group” (within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934 (the “Securities Exchange Act”)). As a result, and on that basis, the entities in the preceding sentence may be deemed to beneficially own shares of common stock that may be beneficially owned by such persons. Bradley E. Cooper is a Senior Vice President and Director of Capital Z Partners, Ltd. and Capital Z Partners III GP, Ltd. and also a director of the Company (See Footnote 11 below). Robert Spass and Bradley E. Cooper are the natural persons who exercise sole or shared voting and/or dispositive powers over the Company’s securities held by Capital Z Partners, Ltd. and Capital Z Partners III GP, Ltd. The address of each of these individuals is c/o Capital Z Partners L.P. 230 Park Avenue South, New York, NY 10003.
(3)	Consists of 4,000,000 shares directly owned by Capital Z Partners III, L.P. (“Capital Z III”) and indirectly owned by Capital Z Partners III GP, L.P. (“Capital Z III LP”) and Capital Z Partners III GP, Ltd. (“Capital Z III GP”). Capital Z III LP is the general partner of Capital Z III. Capital Z III GP is the general partner of Capital Z III LP and the ultimate general partner of Capital Z III. Capital Z III LP and Capital Z III GP may be deemed to be the beneficial owners of the securities held by Capital Z III, although Capital Z III LP and Capital Z III GP disclaim beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Securities Exchange Act). As reported in a Schedule 13D/A filed with the SEC on January 22, 2008, Capital Z III GP and Capital Z III LP share voting and investment power over all such shares.
(4)	Corsair II Capital Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. are controlled by Corsair Capital LLC. Corsair Capital LLC is the manager of Corsair PTJB, LLC, which is the managing member of Corsair II, L.L.C. Corsair II, L.L.C. is the general partner of Corsair II, L.P., which is the general partner of Corsair II Capital Partners, L.P. Corsair Capital LLC is also the general partner of Corsair III Management, L.P., which is the general partner of Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Richard E. Thornburgh is an officer of both Corsair Capital LLC and Corsair II, L.L.C. and is also a director of the Company (See Footnote 17 below). Nicholas B. Paumgarten, the Chairman of Corsair Capital LLC, is the natural person who exercises sole or shared voting and/or dispositive powers over the Company’s securities held by Corsair II Capital Partners, L.P. Mr. Paumgarten’s address is c/o Corsair Capital LLC, 717 Fifth Avenue, New York, NY 10022.
(5)	As reported in a Schedule 13D/A filed with the SEC on October 6, 2010.
(6)	As reported in a Schedule 13G filed with the SEC on January 23, 2015. Voting and dispositive power of the 3,000,000 shares shown as beneficially owned by Swiss Reinsurance Company is shared with Swiss Re Ltd, Swiss Reinsurance Company Ltd, Swiss Re Principal Investments Company Ltd, and Swiss Re Direct Investments Company Ltd.
(7)	As reported in a Schedule 13G filed with the SEC on February 4, 2015. Voting and dispositive power of the 2,918,114 shares shown as beneficially owned by Second Curve Capital, LLC (“Second Curve”) is shared with Thomas K. Brown, the Managing Member of Second Curve, who also claims beneficial ownership of such shares.
(8)

As reported in a Schedule 13G filed with the SEC on February 5, 2015. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such as investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all shares reported above are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(9)	Includes 16,250 shares issuable upon the exercise of options.
(10)	Includes 1,000,000 shares issuable upon the exercise of options.
(11)	Mr. Cooper’s beneficial ownership shown in the table excludes (i) the 5,555,779 shares held by Capital Z, Capital Z Private Fund and Capital Z Management, LLC (“CZM”), as well as shares owned by Capital Z III. The sole general partner of Capital Z and Capital Z Private Fund is Capital Z LP, and the sole general partner of Capital Z LP is Capital Z Ltd and (ii) the 4,000,000 shares held by Capital Z III LP is the general partner of Capital Z III. Capital Z III GP is the general partner of Capital Z III LP and the ultimate general partner of Capital Z III. Capital Z Partners Management, LLC (“CZPM”) is the investment authority for Capital Z, Capital Z Private Fund and Capital Z III, and its principal business is performing investment management services for Capital Z, Capital Z Private Fund and Capital Z III. Mr. Cooper is a stockholder of Capital Z Ltd and CZM and an officer and co-owner of CZPM. Mr. Cooper may be deemed to be part of a group along with Capital Z, Capital Z Private Fund, Capital Z LP, Capital Z Ltd, CZM, Capital Z III GP, Capital Z III LP, Capital Z III and CZPM and may be deemed to be the beneficial owner of the securities held by such entities, although Mr. Cooper disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Securities Exchange Act) in an indeterminate portion of the securities beneficially owned by Capital Z, Capital Z Private Fund, Capital Z LP, Capital Z Ltd, Capital Z III GP, Capital Z III LP, Capital Z III and CZPM.
(12)	Includes 42,500 shares issuable upon the exercise of options.
(13)	Includes 45,000 shares issuable upon the exercise of options.
(14)	Includes 30,313 shares issuable upon the exercise of options.
(15)	Includes 750,000 shares issuable upon the exercise of options.
(16)	Includes 10,000 shares issuable upon the exercise of options. Mr. Thornburgh’s beneficial ownership shown in the table excludes the 9,538,415 shares shown as beneficially owned by Corsair II Capital Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Mr. Thornburgh is an indirect participant in, and an officer of Corsair II, L.L.C. and Corsair Capital LLC, which has investment authority over such shares, but he disclaims beneficial ownership of such shares.
(17)	Includes 500,000 shares issuable upon the exercise of options and 3,770 shares held by Mr. Bray’s spouse.
(18)	Includes 105,210 shares issuable upon the exercise of options.
(19)	Includes 2,774,273 shares issuable upon the exercise of options.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at eight. These eight members are listed below and are nominees for reelection at the annual meeting. You may only vote for eight persons for election as directors.

Among the investors in a private placement transaction that closed in two separate tranches on November 29, 2007 and January 18, 2008 was Union Square Partners, L.P. (now known as Capital Z Partners III, L.P.). As part of the private placement transaction, we entered into a side letter agreement dated November 12, 2007 with Union Square Partners, L.P. in which we granted Union Square Partners, L.P. the right to nominate one member to our Board of Directors, so long as they meet certain requirements. On March 6, 2015 Capital Z Partners III, L.P., formerly known as Union Square Partners, L.P., informed us that they have nominated Bradley E. Cooper, one of our incumbent directors, as their Board nominee for the term expiring in 2016.

The number of directors is subject to increase or decrease by action of the Board. All directors are elected to serve one-year terms and until their successors are elected and qualified. Each of the incumbent directors has been nominated for reelection by the Board of Directors, and each has consented to serve if elected. However, if any nominee is unable to serve, proxies will be voted for any other candidate nominated by the Board.

Our Board recommends a vote FOR each of the nominees.

The following table contains biographical information about the nominees for director. All of our directors possess the minimum qualifications detailed in the “Nominating and Corporate Governance Committee” section above and have demonstrated a commitment of service to the company, sound business judgment and a willingness to ask difficult questions to critically evaluate the strategies proposed by management. In addition to having a reputation for adherence to the highest ethical standards, each of our directors possesses specific expertise, qualifications, and skills or attributes, as noted below, that make him or her qualified to serve on the Board.

Name	Age (as of April 1, 2015)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires
Charles N. Bralver(1)(2)	60

Charles N. Bralver joined our Board of Directors on February 5, 2009. Mr. Bralver is a corporate director and advisor. He served as a partner with Massif Partners, LLP, an asset management firm, from 2010 to 2012. From May 2007 to September 2010, Mr. Bralver was the Senior Associate Dean for International Business and Finance at the Fletcher School at Tufts University. Mr. Bralver was a founding partner of Oliver Wyman & Company where from 1984 through 2007 he held several positions, including Vice Chairman, Head of Europe, Head of North America, and Head of Capital Markets. From 2007 to 2009 he served as a strategic advisor to the Financial Services Practice at Warburg Pincus LLC. He also serves on the Senior Advisory Board of Oliver Wyman and Bema Capital Partners, as a member of the Board of Visitors of The Fletcher School, and of the John Sloan Dickey Center for International Affairs at Dartmouth College. In 2010, Mr. Bralver joined

			2009	2015

Name	Age (as of April 1, 2015)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires

the Board of Directors of Canaccord Financial, Inc., a Canadian investment bank.

Mr. Bralver is an experienced executive and has been nominated to serve on the Board because of his extensive financial services, international business and corporate strategy experience.

Timothy J. Conway(1)	60

Mr. Conway has been our Chief Executive Officer and President, and has served on our Board of Directors since our inception in June 2004. He was elected Chairman of the Board in September 2006. From July 2002 to June 2004, Mr. Conway worked full-time on our founding. From 1996 to July 2002, Mr. Conway was a Managing Director at FleetBoston Financial Corporation or its predecessors responsible for Corporate Finance and Capital Markets. He previously held various senior management positions at Citicorp Securities, Inc., where he was a Managing Director and Senior Securities Officer, responsible for the bank’s private placement, loan syndication and acquisition finance businesses.

An experienced financial services professional,

Mr. Conway has been nominated to serve on the Board because of his broad business and management skills and deep industry expertise, including his seven years of experience as our founder and CEO.

			2004	2015

Bradley E. Cooper(3)	48

Mr. Cooper is a Partner of Capital Z Partners Management, LLC*, the successor to Capital Z Management, LLC (which he joined as a founding Partner in July 1998). He previously held similar positions at Insurance Partners, L.P. and International Insurance Advisors, L.P. Mr. Cooper serves on the Board of Directors of MountainView Capital Holdings, LLC and has previously served on the Board of Directors of Argo Group International Holdings Ltd., PXRE Group Ltd., Universal American Finance Corp., Ceres Group, Inc., Permanent General Companies, Inc., Opportunity Bancshares, Inc. and Brookdale Senior Living, Inc.

Mr. Cooper is a private equity investor and has been nominated to serve on the Board of because of his financial services experience, detailed understanding of the Company’s core business and strategic objectives based on his involvement with the firm since its inception, and his external board experience.

			2006	2015

Name	Age (as of April 1, 2015)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires
Brian L. P. Fallon(2)(4)	64

Brian L.P. Fallon joined our Board on November 21, 2008. Mr. Fallon is a Partner of O’Connor Capital Partners. Prior to joining O’Connor Capital Partners in September of 2007, Mr. Fallon was a Managing Director and Principal of Extell Development Company from 2002 to 2007. From 1982 to 2002, Mr. Fallon was a Partner at Meredith & Grew, Inc. and served on the Board of Directors. Mr. Fallon is involved in various non-profit boards and activities and currently serves on the Advisory Council of the Robert F. Kennedy Children’s Action Corps and as a director at The Community Builders, Inc.

Mr. Fallon is an experienced real estate executive and has been nominated to serve on the board because of his detailed understanding of commercial real estate, operational and financial expertise and experience serving on other external boards.

			2008	2015

Frank R. Noonan(2)(4)	72

Mr. Noonan was most recently the Chief Executive Officer of R.H. Donnelley Co., a Yellow Pages and online local commercial search company, from 1991 to 2002. He also served as President of R.H. Donnelley Co. from August 1991 to July 1998 and was Chairman from July 1998 through December 2002. Before that, he served as Senior Vice President, Finance, with Dun & Bradstreet and as a member of its Board of Directors. He currently is a member of the Audit Committees of Avnet, Inc. and was previously a Director and member of the Audit Committee of Toys “R” Us, Inc. and the Risk Metrics Group.

Mr. Noonan is a seasoned financial services executive and has been nominated to serve on the board because of his extensive experience in the areas of financial reporting, compliance, corporate governance and risk management.

			2006	2015

Maureen P. O’Hara (3)(4)	61	Ms. O’Hara is the Robert W. Purcell Professor of Finance at the Johnson Graduate School of Management, Cornell University, where she joined the faculty in 1979. Ms. O’Hara currently serves on the Board of Directors of Investment Technology Group, Inc., where she has been Chairman of the Board since May 2007 and where she has served on the Compensation Committee, Audit Committee and Nominating	2006	2015

Name	Age (as of April 1, 2015)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires

Committee. Ms. O’Hara also serves on the Board of Trustees of TIAA-CREF, where she is on the Investment Committee, the Nominating Committee and she chairs the Diversified Business Committee.

Ms. O’Hara is an accomplished academic and has been nominated to serve on the board because of her extensive understanding of the financial services industry and in-depth corporate governance, compensation and financial reporting experience through her other board responsibilities.

Peter A. Schmidt-Fellner	58

Mr. Schmidt-Fellner has served as our Chief Investment Officer since our inception in 2004. From 1993 to 2003, he was employed at JPMorgan Securities, Inc. and several of its subsidiaries and predecessor institutions where, during his tenure, he was responsible for High Yield Bond Sales, Trading and Research and Loan Trading and Co-Head of High Yield Bond Capital Markets.

A seasoned financial services professional, Mr. Schmidt-Fellner has been nominated to serve on the board because of his deep credit and risk management skills and extensive industry background, including his seven years of experience as a founding member and CIO of the Company.

			2006	2015

Richard E. Thornburgh(1)	61	Mr. Thornburgh has been Vice Chairman of Corsair Capital LLC*, an investment firm, since February 2006. From 1976 until December 2005, Mr. Thornburgh held management positions at the Credit Suisse Group and its various subsidiaries and predecessor institutions, most recently as Executive Vice Chairman of Credit Suisse First Boston and member of the Executive Board of Credit Suisse Group. He currently serves on the Board of Directors of the Credit Suisse Group and is on its Risk, Audit and Executive Committees. Mr. Thornburgh is also currently a director at McGraw Hill Financial Inc. and Reynolds American Inc. He previously served on the Board of Directors of Dollar General Corporation and National City Corporation	2006	2015

Name	Age (as of April 1, 2015)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires
Mr. Thornburgh is an experienced financial services executive and has been nominated to the board because of his extensive skills and experience in the areas of credit and risk management, regulatory compliance, corporate strategy, international business and service on other public company boards.

(1)	Member of the Risk Policy Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Member of the Audit Committee
*	Denotes that the entity may be deemed to be an affiliate of the Company.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is seeking the approval of its stockholders of the compensation of its named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, under the section titled “Executive Compensation.” While this stockholder vote on executive compensation is only an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its stockholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section, the Company believes that an effective leadership team plays a critical role in the creation of sustained shareholder value and that its success in the highly-competitive financial services marketplace is directly correlated to its ability to continue to attract and retain top-tier talent. The Company also believes that the executive compensation program should enable the Company to attract, motivate, reward and retain superior management talent and should reflect the following core principles:

•	Executive compensation should support the achievement of specific strategic and operating business objectives and closely align the interests of executive officers with those of stockholders over the long-term.

•	Executive compensation should be externally competitive within the segments in which the Company competes for talent.

•	Executive compensation should emphasize pay for performance and be based on results at the Company, line of business and individual levels. As such, significant portions of total compensation are designed to be variable based on performance and results.

We urge stockholders to read the “Compensation Discussion and Analysis” section below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative below which provide detailed information on the compensation of our named executive officers.

In light of the above, the Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s success.

Principal Effects of Approval or Non-Approval of the Proposal

The approval of the compensation of the named executive officers, commonly known as “say-on-pay,” is non-binding on the Board of Directors. As stated above, although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Recommendation of the Board of Directors

Our Board recommends a vote FOR the non-binding, advisory proposal to approve the executive compensation of our named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, an independent registered public accounting firm, has audited our financial statements for each of the last eight fiscal years, through and including the year ended December 31, 2014. Our Audit Committee has appointed them to serve as our auditors for the fiscal year ending December 31, 2015. Detailed disclosure of the audit and tax fees we paid to KPMG LLP in 2014 and 2013 may be found above in the section titled “Independent Registered Public Accountants’ Fees and Other Matters”. Based on these disclosures and information in the Audit Committee Report provided elsewhere in this proxy statement, our Audit Committee is satisfied that KPMG LLP is sufficiently independent of management to perform its duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2015. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and our stockholders.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal.

Recommendation of the Board of Directors

Our Board recommends a vote FOR the proposal to ratify the appointment of KPMG LLP as our independent public accounting firm. Proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion addresses the Company’s executive compensation program generally, with particular focus on the executive officers whose compensation for 2014 is shown in the Summary Compensation Table on page 33, which officers are referred to herein as the “named executive officers.”

Executive Summary

The Company’s 2014 executive compensation program is designed to support execution of the annual and longer-term objectives of the Company through retaining and motivating our executive team. Each year, the Compensation Committee evaluates the executive compensation program in light of market conditions, business performance, market compensation analysis, and individual executive performance. The Committee seeks to offer each executive a competitive base salary, incentive opportunities based on company and individual performance, and deferred incentives including company stock to further align executives with investors.

The Company’s Compensation Committee considered 2014 as a pivotal year. The Company’s strategy called for an operating plan focused on maximizing the franchise value of the organization through growth in origination volume at attractive spreads in all business units; bottom-line financial performance; managing credit performance; fundraising to support growth and profitability; and evaluating strategic organizational opportunities for growth. The year culminated with the Company establishing a robust, company-wide strategic partnership with GSO Capital, the credit division of Blackstone, and Franklin Square Capital Partners, the largest manager of business development companies. The partnership achieved a critical strategic objective that the Company believes will allow it to significantly expand the scale of its middle market lending and related asset management platforms. Further, the Company delivered another year of strong asset growth in a market that saw tightening spreads and increased competition for volume. The Company did not achieve its planned 2014 net income goals, primarily due to higher than expected credit losses associated with its legacy portfolio and runoff at levels significantly higher than projected. The Company’s origination volume exceeded plan by 30%; although the increase in originations was a strategic milestone, it resulted in higher provision for loan losses further reducing net income as compared to plan. Following a complete business review, the Compensation Committee deemed 2014 an overall success that positions the Company optimally for the future.

The key components and outcomes of the 2014 Executive Compensation Program for each of our named executive officers are briefly described below. The compensation program is in alignment with the executive employment agreements that were amended and renewed for a 2 year term in October 2013.

Executive Base Salary Market Adjustments

The Compensation Committee reviewed the annual base salaries of the executive officers in conjunction with the executive employment agreements entered into in October 2013. The Committee noted during the review that no base salary changes have been made for Messrs. Conway, Schmidt-Fellner, and Bray since 2009. Base salaries for 2014 and 2015 were established in the restated employment agreements, which included base annual salary adjustments to increase Mr. Conway’s annual base salary to $700,000, Mr. Schmidt-Fellner’s annual base salary to $600,000, and Mr. Bray’s annual base salary to $400,000 effective on January 1, 2014. These changes were recommended by the Compensation Committee based on a review of these positions against similar positions at comparable organizations through analysis provided by the Committee’s compensation consultants.

Target Annual Incentives

In January 2014, the Committee reviewed the Company’s target annual incentive compensation levels for each named executive officer. Each executive’s target incentive compensation is designed to provide an appropriate, competitive level of reward to retain top management talent and motivate performance against the

Company’s targeted annual operating objectives. The executive employment agreements for each named executive officer, other than Mr. McCready, require that the Company establish a target incentive bonus for each named executive officer at the beginning of each fiscal year during the term of the agreement, which cannot be below the named executive officer’s 2013 target incentive bonus. The Committee decided not to make any changes to the target incentive compensation levels established for the 2014 performance year. Mr. McCready’s executive employment agreement was amended in March 2015 to establish a target incentive compensation level below which future target incentive compensation may not be set during the term of the agreement. For all the executives, the target incentive compensation level is not a guarantee but is a guideline for the Committee. Actual incentive compensation relative to these targets are determined in the Committee’s sole discretion and are based on Company, business unit and individual performance. Incentive bonuses may include a mix of current-year cash compensation, deferred cash compensation and equity compensation.

Deferred Incentives

A portion of the annual incentive awards granted to the named executive officers in respect of 2014 performance was deferred to both provide ongoing incentives and promote retention. In January 2014, the Compensation Committee decided that 20% of several key named executive officers’ incentive compensation would be issued as deferred cash that would vest in annual pro-rata installments and be paid out over a three-year period from the date of grant. Following its 2014 review and in light of the strategic relationship with Blackstone’s GSO Capital announced in October 2014, the Compensation Committee decided to pay the deferred portion of incentive compensation in common stock that would vest on same three-year schedule with unvested amounts subject to forfeiture in certain circumstances. The change was made to provide for strong executive alignment with the Company’s stockholders and continue the focus on building stockholder value.

Incentive Compensation Payout

Following the Compensation Committee’s overall assessment of 2014, the Compensation Committee reviewed each named executive officer, including their performance and contributions. The Compensation Committee then determined the incentive compensation payouts for each named executive officer. The payouts ranged from 90% to 128% of the established targets. Those paid above target were deemed to be critical to the development of the partnership with Blackstone’s GSO Capital and/or fundamental to the high growth in origination volume.

Executive Compensation Philosophy

The Company believes that an effective leadership team plays a critical role in the creation of sustained shareholder value and that its success in the highly-competitive financial services marketplace is directly correlated to its ability to continue to attract and retain top-tier talent. The Company also believes that the executive compensation program should enable the Company to attract, motivate, reward and retain superior management talent and should reflect the following core principles:

•	Executive compensation should support the achievement of specific strategic and operating business objectives and closely align the interests of executive officers with those of stockholders over the long-term.

•	Executive compensation should be externally competitive within the segments in which the Company competes for talent.

•	Executive compensation should emphasize pay for performance and be based on results at the Company, line of business and individual levels. As such, significant portions of total compensation are designed to be variable based on performance and results.

Executive Compensation Program

The following chart details the elements of our current executive compensation program:

	Compensation Component	Description	Strategic Rationale
Base Salary	Base salary	Fixed component of compensation based on individual’s role, responsibilities, skills and experience.	• Provide competitive pay linked to individual’s role, responsibilities, skills and experience. • Discourages inappropriate risk-taking. • Consistent with market practice.

Short-Term Incentives	Annual Incentive	Variable annual cash compensation tied to pre-established Company, line of business and individual goals and strategic objectives.	• Provides incentive for achievement of annual objectives. • Variable nature of award allows for pay link to Company achievements and performance. • Consistent with market practice.

Long-Term Incentives	Restricted Stock and Cash Awards	Awards of stock or cash subject to multi-year vesting provisions.

•       Focuses executive officers on long-term value creation

•       Aligns interests of executive officers with those of shareholders.

•       Promotes retention.

•       Discourages inappropriate risk-taking.

•       Consistent with market practice.

	Compensation Component	Description	Strategic Rationale
Stock Ownership Requirements

To complement the long-term incentive program, certain executives, including all of our named executive officers, are required to hold at least 25% of certain net vested equity holdings during the term of their employment with the Company. In addition, options granted to our named executive officers in March 2009 as part of the Company’s 2009 Option Exchange Program are subject to a restriction whereby 50% of the net proceeds from the exercise of these options and sale of the underlying shares will be held by the Company for the duration of the executives’ employment with the Company and for a twelve month period thereafter.

In addition to the above mentioned requirements, certain executives, including all of our named executive officers, are subject to share ownership guidelines. Each named executive is required to hold a multiple of his base salary in Company stock for the duration of his employment with the Company, with our CEO being required to hold five times his base salary, while each of our other named executive officers is required to hold one to two times base salary.

•       Fosters long-term stock ownership, and focuses executive officers on long-term performance.

•       Reinforces alignment of interests between executives and shareholders.

•       Consistent with market practice.

•       Additional period of holding post-employment ensures ability of company to clawback award if required.

Benefits	Retirement Benefits	Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including 401(k) savings and tax-qualified retirement plans.	• Consistent with the programs provided to all employees. • Consistent with market practice.
	Welfare Benefits	Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including medical, health, life insurance and disability plans. Upon retirement, all eligible employees may participate in Company-sponsored healthcare plans at their sole expense.	• Consistent with the programs provided to all employees. • Consistent with market practice.

Perquisites	Additional Benefits and Perquisites	Limited to reimbursement of office parking provided to executive officers in selected geographies.	• Provided in select locations in order to be market-competitive.

	Compensation Component	Description	Strategic Rationale

• Subsidized in these locations at some level for all employees.

Employment Agreements	Employment Agreements	The Company entered into amended and restated employment agreements with Messrs. Conway, Schmidt-Fellner, Bray, and McAuliffe in October 2013, and entered into a new agreement with Mr. McCready in March 2015. The agreements specify the terms of employment and provide severance pay in the event of certain terminations of employment, including a change-in-control. Payments due subsequent to a change-in-control require a “double trigger”; a change-in-control alone is not sufficient but must be followed by an involuntary termination event to qualify for compensation. All severance arrangements are subject to non-compete and non-solicitation provisions. In addition, the Committee eliminated excise tax gross-up in change-in-control situations in the new agreements. For additional detail, please refer to the sections entitled, “Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control” below.

•       Prevent against direct competition and solicitation of talent.

•       Ensure that executives continue to work in the best interest of the shareholders by providing them with security in case of time of a change in control.

•       Provide continuity of management during a transition.

•       Provide for market-competitive severance levels in the event of involuntary termination without cause.

Risk-Taking

As a financial services company, our core business inherently involves a degree of risk and it is our responsibility to ensure that we have the appropriate risk management culture and controls to manage this risk for the benefit of our stockholders. The Company has reviewed its compensation practices and determined that its programs and policies are not reasonably likely to have an adverse material impact on risk-taking. Further, the Company’s executive compensation program is designed to discourage inappropriate risk-taking in a number of ways. First, the structure of our compensation program provides a balance of fixed and variable compensation, cash and equity-based compensation, and annual and long-term compensation. This mix encourages a balance in focus between near-term objectives and the creation of shareholder value over the long-term. Next, the Company’s annual incentive compensation program is based on the Company’s performance against specific, pre-established Board approved strategic and operating goals and objectives and not on a targeted level of annual stock price appreciation. The Committee also has discretion to consider changes in the Company’s strategic goals during the year when assessing performance against goals. In addition, determination of individual awards under the annual incentive plan is based on an evaluation of each executive’s performance, both on an absolute and a relative basis, which takes into account performance against longer-term measures, such as asset growth and credit quality over time.

In addition, the Company’s stock ownership requirements closely align executives’ interests with those of stockholders over the long-term and further discourage those employees with greatest authority to act in a manner that would adversely impact the Company. The Company has also adopted a policy on hedging under which executive officers are prohibited from hedging their economic exposures to the Company stock that they own.

The Company has recognized the vital importance of conducting its business in accordance with the highest ethical standards and in full compliance with all applicable laws. To that end, in addition to our general Code of Conduct applicable to all employees, each named executive officer is subject to, and must annually certify compliance with, a Supplemental Code of Ethics that holds senior management to a standard that includes, among other things, the duty to provide fair, accurate and timely disclosure in reports that the Company files with the SEC or other public communications and the responsible use, and proper controls, of Company assets. A copy of both codes of conduct can be found on our website at www.newstarfin.com.

Comparable Market Analysis

The Committee reviews third-party analysis of the compensation practices of financial institutions in general, ranging from other publicly-traded competitors to private investment and hedge funds to business development companies and real estate investment trusts, all of which provide similar services to our target customers, to ensure the Company’s compensation practices and levels remain market competitive. Given the lack of publicly available data for many of the Company’s direct competitors for talent, the Committee uses third-party data for informational purposes only and does not make pay decisions solely based on market data. The Committee considers a number of factors in making compensation determinations for the named executive officers including Corporate, line of business and individual performance, retention needs, relative contributions of each executive to the Company’s success and broader economic and market conditions. Furthermore, in making its 2014 executive compensation determinations, the Committee placed greater emphasis on individual achievement of strategic objectives, absolute and relative business performance, and longer-term retention and performance objectives.

Determining Executive Compensation (Roles and Process)

Role of CEO in Compensation Process

The CEO’s role in the compensation process begins with the establishment of a proposed annual operating plan against which performance will be measured and against which annual incentives will be determined. Our CEO, together with our management team, formulates for consideration an annual operating plan, which includes various quantitative and qualitative goals and objectives. This operating plan is then presented to our Board of Directors for review and approval. Once approved, the CEO establishes performance goals for each business unit and executive that supports the achievement of the Company’s overall operating plan. These goals are linked to each executive’s annual incentive award. The operating plan is not static, but rather is subject to adjustment by the board over time based on changes in market conditions and other factors.

The CEO’s role in the compensation process continues with his review of our named executive officers’ annual performance. Our CEO elicits self evaluations from each named executive officer and then, utilizing feedback from colleagues as well as his own experience and judgment, assimilates the content from these evaluations into a formal written evaluation of each named executive officer’s performance for the year, including key accomplishments, areas of strength and areas for development. The individual performance of each executive is then reviewed through the annual review process, and in conjunction with an assessment of the Company’s performance against its annual operating goals, the CEO forms a recommendation on each named executive’s annual compensation package.

The CEO presents to the Compensation Committee comprehensive recommendations related to proposed compensation for our named executive officers with respect to any base salary changes, annual cash and equity awards, in conjunction with a summary of the individual performance measures that influenced his recommendations. At the request of the Compensation Committee, our CEO and/or the Head of Human

Resources may attend all or portions of the meetings of the Compensation Committee, but neither are present for executive sessions or any meeting in which the Compensation Committee discusses his or her own compensation or performance. In addition, our Compensation Committee, with input from our Compensation Consultant, reviews the recommendations from our CEO and compares them to executive compensation trends among financial services companies, including the overall blend of salary, bonus and equity compensation within such group and his recommendations pertaining to our executive compensation program. These recommendations are reviewed and are subject to the final approval of our Compensation Committee.

Role of the Compensation Committee

The Compensation Committee, in accordance with its written charter, oversees all aspects of our compensation policies and practices. The Committee determines and approves the compensation of our CEO and other executive officers, reviews and approves management incentive compensation policies and programs and equity compensation programs for employees, and administers those policies and programs. Its responsibilities include setting corporate goals and objectives relevant to compensation of executive officers, evaluating the executive officers’ performance against those goals and objectives at least annually, approving all grants of awards, including equity awards granted under our incentive plan, and reviewing the form and amount of director compensation at least annually.

Based on the process described in “Role of CEO in Compensation Decisions,” the CEO makes a recommendation to the Compensation Committee with respect to each named executive officer’s compensation. After careful deliberation, the Compensation Committee, with input from our Board of Directors, determines and approves the compensation of each named executive officer. The Compensation Committee reviews the CEO’s performance in addition to his self-evaluation, evaluates our CEO’s performance and determines his compensation package.

Role of Compensation Consultant

To assist the Compensation Committee in carrying out its responsibilities, the Committee has engaged Towers Watson as the Committee’s compensation consultant. In appointing Towers Watson, the Committee determined that Towers Watson is independent and its engagement poses no conflict of interest. Towers Watson advises the Committee on the Company’s executive compensation program, including with respect to competitive pay levels, market trends and practices that might be considered to improve the effectiveness of the program. At the request of the Committee, Towers Watson will make specific proposals to the Committee regarding compensation for executive officers. Management works with the consultant at the direction of the Committee to provide the consultant with all information it deems necessary to advise the Committee.

As part of this process, members of the Compensation Committee reviewed materials provided by, and had the opportunity to meet independently with, Towers Watson throughout the year to discuss our executive compensation program and to receive input and advice. The Committee has the sole authority to hire and fire all outside compensation consultants providing information and advice to the Committee.

Determining Executive Compensation (Key Elements)

Base Salary

Base salaries represent the fixed component of each executive officer’s compensation and are determined primarily by:

•	Scope, scale, and growth of the managed organization;

•	Level of responsibility and management associated with the position/title;

•	Experience and tenure in the position;

•	Competitive market rates for similar responsibilities;

•	Broader market dynamics affecting the financial services industry and the economy as a whole; and

•	Balance of fixed versus variable compensation.

The Compensation Committee reviews the base salaries for each named executive officer on a regular basis, and generally in conjunction with the Company’s annual performance review cycle. In determining annual base salary for the named executive officers, the Committee uses its discretion based on the factors noted above as well as an assessment of each individual’s contributions and any significant changes in responsibilities during the course of the year.

In 2013, the Compensation Committee reviewed base salaries of the executive officers in conjunction with its review of the executive employment agreements and completion of the three-year compensation program implemented in 2009. These agreements established increased base salaries for certain executive officers effective January 1, 2014; Mr. Conway’s annual base salary was set at $700,000, Mr. Schmidt-Fellner’s at $600,000, and Mr. Bray’s at $400,000. The agreements also provide that each of Mr. Conway’s, Mr. Bray’s and Mr. Schmidt-Fellner’s base salaries will increase by $50,000 in 2015. The revised executive employment agreements that included these changes were recommended and approved by the Compensation Committee based on a general review of these positions against similar positions at comparable organizations in light of analysis provided by the Committee’s compensation consultants.

The Committee will periodically review base salaries to ensure that they remain market competitive and in line with the overall objectives of the Company’s compensation philosophy.

Incentive Compensation

Principles and Philosophy

In accordance with the Company’s belief that executive compensation should emphasize pay for performance, significant portions of total compensation are designed to be variable based on performance. The bonus plan is based on achievement of specific business goals and rewards performance at the Company, line of business and individual level.

Each year, the Board of Directors and its various Committees, based on input from management, approve an operating plan for the next fiscal year that contains both quantitative and qualitative goals and objectives. Performance goals are then established for each executive officer that support the achievement of the Company’s operating plan and are tied to the executive officer’s annual incentive award.

Establishing Incentive Compensation Targets

For fiscal year 2014, incentive compensation targets were based on a combination of factors, including: market data, the Company’s projected financial performance, the Company’s strategic operating objectives, and line of business and individual performance goals and in accordance with the executive employment agreements.

At the start of 2014 the Company’s Board of Directors approved an operating plan with targeted net income for the year of $26 million. The Committee then established target incentive compensation levels for each executive officer. The targeted incentive levels for each named executive officer were set as follows: Mr. Conway ($1,500,000), Mr. Schmidt-Fellner ($1,275,000), Mr. McCready ($800,000), Mr. Bray ($700,000), and Mr. McAuliffe ($625,000). The target incentive amount is not a guarantee, and actual incentive compensation payments are determined by the Committee in its sole discretion to motivate, reward and retain management talent while delivering an appropriate level of stockholder return. The Committee also set a maximum amount for each executive officer’s incentive compensation such that it cannot exceed 5% of the Company’s pre-tax, pre-incentive earnings, as a measure of operating performance for the year.

Measurement of Performance against Target and Allocation of Incentive Compensation Pool

In determining bonuses paid to the named executive officers for 2014, the Committee began with a review of the overall Company performance against the operating objectives of the Company. Specifically, the review included an assessment of financial performance, origination volumes, and executing and attaining the strategic priorities and goals of the Company. Although no set weight was assigned to each of these performance metrics, the Committee believed that the development of a strategic partnership with Blackstone’s GSO Capital group and the related growth in origination volume represented the most important indicators of overall Company and executive performance in 2014 and created momentum for enhanced performance into 2015. As a result, the Committee gave these factors the most weight and they had the greatest impact on the overall and individual funding level of incentive compensation for 2014 performance.

The strategic partnership the Company entered into with Blackstone’s GSO Capital is expected to enable the Company to significantly expand the scale of its middle market lending and related asset management platforms. As part of this strategic relationship, funds managed by Franklin Square Capital Partners and sub-advised by GSO committed to purchase $300 million of 8.25% subordinated notes due in 2024 with warrants exercisable for 12 million shares of our common stock at an exercise price of $12.62. The Company issued $200 million in principal amount of the notes in December 2014 and the warrants were issued in two tranches in December 2014 and January 2015. We are required to borrow the remaining $100 million of notes by December 2015. In addition to the strategic investment in the Company, the scope of the relationship includes potential access to additional capital to be invested in a series of credit funds managed by the Company as well as cross-referral and co-lending opportunities. This will provide the Company with access to new channels of origination, while also enabling the Company to provide larger capital commitments to our clients and a more complete set of financing options.

The Company delivered another year of strong asset growth in 2014 in a market that saw tightening spreads and increased competition for volume. New loan origination for 2014 was $1.8 billion, which was up approximately 38% as compared to 2013, and yields on new loan origination were approximately 6% for the year. The Leveraged Finance loan portfolio increased by $372 million during the fourth quarter of 2014 to more than $2.1 billion, while asset-based loans in our Business Credit portfolio increased 27% to $287 million, and loans and leases in our Equipment Finance portfolio increased 28% to almost $100 million. The Company completed a series of significant debt financing transactions in 2014 to fund growth and new initiatives, including closing a new $400 million managed credit fund with an anchor investment from funds sponsored by Franklin Square Capital Partners and sub-advised by Blackstone’s GSO Capital group.

The Company reported net income of $10.6 million for 2014, as compared to $24.6 million in 2013. The Company’s book value increased 8.6% or $1.09 per share to $13.75 in 2014. The decrease in net income was primarily due to higher than expected credit losses associated with its legacy portfolio, runoff at levels significantly higher than projected, and higher provisions for new loan volume booked in the fourth quarter of 2014.

Incentive Compensation

The Committee weighed the achievement of the financial, growth, and strategic objectives discussed above, the contribution of each individual executive related to these objectives, as well as the overall compensation expense necessary to support the Company’s incentive compensation program. Further, the Committee considered broader market trends and the goal and objective of retaining and motivating a top-tier management team. After considering these factors, the Committee approved an aggregate incentive compensation pool for the named executive officers of $5.0 million to be paid to the named executive officers in accordance with the terms and conditions of the Company’s 2006 Incentive Plan (as detailed in the Summary Compensation Table on page 33).

With respect to Mr. Conway, the Committee focused on overall Company performance, including: actions taken to improve core earnings by increasing origination volumes; progress made to further the Company’s strategic objectives, including the partnership with Blackstone’s GSO Capital group; the performance of the Company’s loan portfolio; and the retention and motivation of a top-tier management team. With respect to Messrs. Schmidt-Fellner, Bray, and McCready, the Committee also considered overall Company performance as well as their critical roles in completing the strategic investment by Franklin Square and the ongoing partnership with Blackstone’s GSO Capital. With respect to Mr. McAuliffe, the Committee also considered leverage finance origination growth as well as the performance of the loan portfolio. The Committee made its determinations after considering such measures collectively rather than assigning weight to any one objective.

Deferred Incentives

The Company believes that deferred incentives promote long-term retention, discourages inappropriate risk-taking, and is consistent with market practices. Further, the Company believes that equity ownership is a critical component of executive compensation as it aligns management and shareholder interests and focuses executive officers on increasing franchise value over the long-term.

In January 2014, the Compensation Committee mandated that a minimum of 20% of each named executives’ incentive compensation be deferred. In 2013, 20% of the cash incentive compensation paid to for each of Messrs Conway, Schmidt-Fellner and Bray was made in restricted cash that was subject to vesting over a three-year period and it was contemplated that the deferral would be made in the form of restricted cash. For 2014, based on the year’s results and in light of the announced partnership with Blackstone’s GSO Capital in October, the Committee determined that the deferral be made in the form of restricted stock. The restricted stock awards were granted on February 13, 2015 and vest over three years, with one-third (1/3) of each executive officer’s restricted stock award vesting on each of the first three anniversaries of the grant date. Unvested amounts are subject to forfeiture in certain circumstances. Due to the 2015 issuance date and in accordance with applicable rules, the value of the restricted stock awards are not reflected as compensation paid in 2014 in the Summary Compensation Table.

The 2014 incentive compensation amounts for the named executive officers are detailed below.

	Incentive Awards Earned for 2014 Performance
Executive	Up-Front Cash Incentive	Deferred Incentive (Restricted Stock)	2014 Total Incentive
Timothy J. Conway	$1,200,000	$300,000	$1,500,000
Peter A. Schmidt-Fellner	$920,000	$330,000	$1,250,000
Patrick McAuliffe	$525,000	$275,000	$800,000
John Kirby Bray	$575,000	$150,000	$725,000
Daniel McCready	$525,000	$200,000	$725,000
Total Named Executives	$3,745,000	$1,255,000	$5,000,000

Deductibility Cap on Executive Compensation

U.S. federal income tax law (Section 162(m) of the Internal Revenue Code) prohibits publicly-traded companies from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the company’s CEO and three other most highly compensated executive officers (other than the Chief Financial Officer). However, the statute exempts qualifying performance-based compensation from the deduction limit provided certain requirements are met. Our shareholder approved 2006 Incentive Plan meets the conditions necessary for deductibility of certain performance-based awards issued under the plan. The Company’s policy is to design its incentive compensation programs to qualify for full corporate deductibility to the extent feasible and consistent with the Company’s overall compensation goals and objectives. However, the Committee may exercise its discretion to pay nondeductible compensation if following the requirements of Section 162(m) of the Code would not be in the interests of shareholders.

The Company’s 2014 incentive compensation program was designed to qualify for full corporate deductibility under Section 162(m). For fiscal year 2014, the Compensation Committee established a maximum incentive level for each executive officer of not more than 5% of the Company’s 2014 pre-tax, pre-incentive earnings defined as the Company’s 2014 net income before taxes plus (i) aggregate cash incentives earned, paid or accrued during 2014 and (ii) aggregate equity compensation expense recorded for outstanding equity awards during 2014. For 2014, the Company had pre-tax, pre-incentive earnings of $32.5 million. The Committee exercised its discretion within these limits and set aggregate incentive compensation at $5 million, as noted above, with no one executive officer receiving more than 5% of 2014 pre-tax, pre-incentive earnings.

Benefits and Perquisites

The Company provides limited executive officer benefits or perquisites. Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including medical, health, life insurance and disability plans. The only on-going perquisite provided to executive officers is reimbursement of office parking at the Company’s headquarters in Boston. This ‘parking subsidy’ is available at some level to all employees within the Boston office to allow the company to be market competitive when recruiting talent.

Committee Consideration of the Company’s 2013 Stockholder Advisory Vote on Executive Compensation

At the Company’s 2013 annual meeting of stockholders, over 99% of shares present at the meeting for purposes of the proposal were voted to approve, on an advisory basis, the compensation of our named executive officers with respect to fiscal 2012, thus ratifying our compensation philosophy and approach. Our Board of Directors has determined that an advisory vote will be conducted on a biannual basis taking in to account a number of factors, including stockholder input.

In light of the level of support received by stockholders, the Committee did not make any specific changes to the components of 2014 executive compensation as a result of the 2013 advisory vote. The Committee will continue to monitor stockholder feedback as it reviews and establishes future executive compensation plans and determines awards for our named executive officers.

Stock Holding Requirements

Our executive officers have entered into stock ownership agreements with the Company whereby each executive officer agreed that for a period of one year following any termination of employment, he would hold 25% of all applicable transferable incentive equity (all vested options and shares of restricted stock that are no longer subject to forfeiture). If, during the one year following termination, he were to violate the covenant not to compete with, or solicit employees or business from, the Company, the amount of transferable stock that he is then obligated to hold would be forfeited. The lock-up applies only to those shares received by the executive officer at the time of or prior to the agreement. Any options issued as part of the Company’s 2009 option exchange program are subject to a more restrictive lock-up arrangement, whereby 50% of the net proceeds from the sale of shares resulting from the exercise of those options will be held by the Company for the duration of the executives’ employment with the Company and for a twelve month period thereafter. In addition, if, during the one year following termination, an executive were to violate the covenant not to compete with, or solicit employees or business from, the Company, the amount of any proceeds so held by the Company would be forfeited.

Share Ownership Guidelines

The Company maintains share ownership guidelines for the Company’s directors, named executive officers and certain other executives to further strengthen the link between executive and shareholder interests and link share ownership and level of compensation. The guidelines supplement the Company’s existing executive stock holding requirements and require that the following multiples of annual base salary or, in the case of our directors, annual cash retainer, be held at the close of each fiscal year:

Participants	Share Ownership Guidelines (as Multiple of Cash Base Salary or Annual Retainer)
Director	2x
CEO/President	5x
Named Executives	1x-2x

Shares to be counted toward ownership targets includes actual Common Stock including stock owned in “street” accounts, unvested and vested restricted stock units, and all shares held in estate planning vehicles. The guidelines state that required ownership must be attained within five years of hire (or plan inception, if later). To monitor progress toward meeting the guidelines, the Compensation Committee will review current executive ownership levels each year, within ninety days of the close of the fiscal year. The Nominating and Governance Committee will review director ownership levels. The dollar value of common stock holdings will be calculated using the average stock price for the ten trading days prior to the meeting. If an executive or director is not on schedule to meet guidelines, the executive or director will be required to hold 100% of the net shares resulting from any subsequent restricted stock vesting event until such time as the share ownership requirement is satisfied. All of the Company’s executives and directors met or exceeded the share ownership guidelines as of March 11, 2015.

Hedging Policy

The Company’s Insider Trading Policy prohibits all executive officers, directors and employees from hedging their economic exposures to the Company stock they own including buying or selling derivative securities such as put and call options.

Employment Agreements

In October 2013, the Company entered into amended and restated employment agreements with each of the named executive officers; with the exception of Mr. McCready who entered into an employment agreement with the Company in March 2013, which was amended in March 2015. The employment agreements reflect a balance between the interests of shareholders and management, and are intended to support the retention and sustained high morale of the executive team. In determining the elements of the named executive officer employment agreements, the Committee considered the costs associated with each term and condition, and balanced the financial cost against the intrinsic benefit of retaining a highly-cohesive management team. Each of the employment agreements has substantially similar terms, which reflect the following elements:

•	The term of each agreement was established for two years (with the exception of Mr. Bray’s agreement, which specifies an initial term of 30 months to culminate in the month of April, after fiscal year filings, and the Mr. McCready’s agreement, which specifies an initial term of 19 months to align with the terms of the other executive officers) with one, one-year automatic renewal provision.

•	Each executive officer agreed that during the term of the agreement and for a period of one to two years thereafter, he will not directly or indirectly (i) solicit or engage any of the Company’s employees, consultants or contractors, (ii) cause or encourage any of the Company’s suppliers, licensors or any entity with which the Company has a material relationship to terminate or modify that relationship, or (iii) compete with the Company’s business.

•	The agreement sets a minimum base salary for the executive officer that may be subject to increase on an annual basis, as determined by the board of directors.

•	The agreement sets a target annual incentive bonus, except with respect to Mr. McCready, that may be subject to change on an annual basis, as determined by the Compensation Committee.

•	Each executive officer is entitled to a severance payment in the event of a termination without cause or for “good reason”; (provisions differ based on job title/level of responsibility as discussed in the Potential Payments Upon Termination of Employment section of this proxy statement on Page 34).

•	The agreements provide for graduated benefits, including vesting, in the event that the executive officer chooses to retire from the Company; however the restated agreements require the executive to complete the full two-year contract term to receive full retirement benefits.

The named executive officer employment agreements also contain change-in-control provisions for the named executive officers. In addition to preserving productivity and retention in a change-of-control of the Company, the provisions are intended to align executive officer and shareholder interests by enabling executive officers to consider corporate transactions that are in the best interest of the shareholders without undue concern over whether such transactions may jeopardize the executive officer’s own employment.

In addition, change-in control payments require a double-trigger—in order to qualify for compensation; a change of control alone is not sufficient but rather, must be followed by an involuntary loss of employment within two years thereafter. This is consistent with the overall purpose of the plan to provide financial protection upon an involuntary loss of employment. The Committee eliminated the prior provision for excise tax gross-up in change-in-control situations in the new contracts.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,

Brian L.P. Fallon, Chair

Charles N. Bralver

Frank R. Noonan

Executive Compensation

The following table sets forth information concerning compensation awarded to, earned by or paid during the year ended December 31, 2014 to the Company’s (i) Chief Executive Officer and President, (ii) Chief Financial Officer, and (iii) the three other most highly compensated executive officers of the Company at December 31, 2014. These five officers are referred to as the named executive officers in this proxy statement.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)		All Other Compensation ($)(6)	Total ($)
Timothy J. Conway	2014	700,000	—	—	1,200,000		26,272	1,926,272
Chief Executive Officer and President	2013	475,000	—	—	1,350,000	(7)	25,972	1,850,972
	2012	475,000	—	—	900,000		25,672	1,400,672

John K. Bray	2014	400,000	—	—	575,000		22,398	997,398
Chief Financial Officer	2013	350,000	—	—	680,000	(7)	22,098	1,052,098
	2012	350,000	—	—	675,000		21,798	1,046,798

Peter Schmidt-Fellner	2014	600,000	—	—	920,000		15,600	1,535,600
Chief Investment Officer	2013	400,000	—	—	1,145,000	(7)	15,300	1,560,300
	2012	400,000	—	—	775,000		15,000	1,190,000

Daniel McCready	2014	350,000	—	200,000	525,000		15,600	1,090,600
Chief Credit Officer	2013	269,230	500,000	625,721	—		15,300	1,410,251

Patrick F. McAuliffe	2014	300,000	—	125,000	525,000		15,600	965,600
Group Head and MD	2013	300,000	—	—	500,000		15,300	815,300
	2012	265,799	—	639,500	400,000		15,000	1,320,299

(1)	Each officer’s minimum base salary is set pursuant to his Employment Agreement. For 2013, Mr. McCready’s salary reflects the portion of his $350,000 annual salary received since he joined the Company on March 25, 2013.
(2)	Amount shown reflects a $100,000 cash bonus payment made to Mr. McCready at the commencement of his employment term, and a $400,000 cash bonus payment made to Mr. McCready when the incentive awards were determined for the Company’s other executive officers in early 2014, pursuant to his employment agreement.
(3)	Amounts shown reflect the amounts required to be recognized by the Company for accounting purposes of the aggregate grant date fair value of the awards computed in accordance with ASC Topic 718 using the assumptions described in Note 11 to the Company’s Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 4, 2015 (the “FY 2014 10-K”). The amount detailed for Mr. McCready in 2013 reflects new hire and incentive compensation grants of an aggregate of 46,384 shares of restricted stock awarded on March 25, 2013. The amount detailed for Mr. McCready in 2014 reflects an incentive award of 13,315 shares granted on February 14, 2014, all of which are subject to multi-year vesting. For Mr. McAuliffe in 2013, a portion equal to 20% of his 2013 incentive award was granted in restricted stock on February 14, 2014 and will vest over three years, with one third vested and payable on each of the first three anniversaries of the award date.
(4)	The Compensation Committee elected to pay a minimum of 20% of the incentive compensation awarded to Messrs. Conway, Bray, Schmidt-Fellner, McCready, and McAuliffe in respect of 2014 performance in restricted stock awards valued at $300,000, $150,000, $330,000, $200,000, and $275,000, respectively. The awards were granted on February 13, 2015 and will vest over three years, in three substantially equal installments on each of February 13, 2016, February 13, 2017 and February 13, 2018. Unvested amounts are subject to forfeiture in certain circumstances. These awards had a grant date fair market value of $10.58 per share and will be disclosed as compensation paid in 2015 in the Summary Compensation Table in the Company’s 2016 Proxy Statement.

(5)	Amounts shown reflect the cash incentive awards determined and awarded by the Compensation Committee in connection with the Company’s 2012, 2013 and 2014 incentive compensation program, which were designed to qualify for full corporate tax deductibility under Section 162(m).
(6)	Amount reflects matching contributions of $15,600 to each named executive officer made by the Company under the tax-qualified 401(k) plan, which provides for broad-based employee participation. The named executive officers received no benefit from the Company under defined pension or defined contribution plans other than the 401(k) plan. In addition, the amounts for Messrs. Conway and Bray reflect company-provided parking at the company’s office in Boston in the amounts of $10,672 and $6,798, respectively.
(7)	In January 2014, the Compensation Committee elected to pay Messrs. Conway, Bray, and Schmidt-Fellner a minimum of 20% of their incentive compensation in respect of 2013 performance in deferred cash, which vests in three substantially equal installments on each of February 14, 2015, February 14, 2016 and February 14, 2017.

Grants of Plan-Based Awards during 2014

Name and Principal Position	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards($)(1)
Timothy J. Conway	—	—	—
Chief Executive Officer and President

John Bray	—	—	—
Chief Financial Officer

Peter Schmidt-Fellner	—	—	—
Chief Investment Officer

Daniel McCready	2/14/2014	13,315	200,000
Chief Credit Officer

Patrick F. McAuliffe
Group Head and MD	2/14/2014	8,322	125,000

(1)	The amounts detailed in the executive compensation table above reflect the fair market value of each award as determined by the closing price of the Company’s stock on the grant date. The closing price of the Company’s stock was $15.02 for the February 14, 2014 awards noted above. Assuming continued employment with the company, one-third of the restricted stock from the grants listed above will cease to become subject to forfeiture upon each of the first three anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2014

The following table details the outstanding holdings of each named executive officer at December 31, 2014.

		Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Timothy J. Conway
Chief Executive Officer and President	2/4/2009	150,000	2.86	2/4/2016	—		—
	3/18/2009	850,000	2.76	3/18/2016	—		—

John K. Bray	2/4/2009	100,000	2.86	2/4/2016	—		—
Chief Financial Officer	3/18/2009	400,000	2.76	3/18/2016	—		—

Peter Schmidt-Fellner	2/4/2009	125,000	2.86	2/4/2016	—		—
Chief Investment Officer	3/18/2009	625,000	2.76	3/18/2016	—		—

Daniel McCready	3/25/2013				23,144	(2)	296,243
Chief Credit Officer	2/14/2014				13,315	(5)	170,432

Patrick McAuliffe	12/12/2006	32,605	17.00	12/13/2016	—		—
Group Head and MD	2/12/2008	15,000	7.32	2/12/2015	—		—
	2/4/2009	25,000	2.86	2/4/2016	—		—
	5/12/2010	31,736	8.28	5/12/2017
	2/17/2012				2,420	(3)	30,976
	5/9/2012				50,000	(4)	640,000
	2/14/2014				8,322	(5)	106,521

(1)	Value is based on the closing price of NewStar common stock of $12.80 on December 31, 2014, as reported on the NASDAQ Global Market.
(2)	This amount reflects three separate new hire and incentive compensation grants made to Mr. McCready on March 25, 2013 comprised of the following (each vesting schedule assumes continued employment with the Company): an award of 11,891 shares of restricted stock, one-half of which will cease to become subject to forfeiture upon each of the first two anniversaries of the grant date; an award of 14,677 shares, one-third of which will cease to become subject to forfeiture upon each of the first three anniversaries of the grant date; and an award of 14,825 shares of restricted stock, one-half of which will cease to become subject to forfeiture upon each of the first two anniversaries of the grant date.
(3)	Assuming continued employment with the Company, restricted stock awards granted on February 17, 2012 will vest according to the following schedule: one-third of the restricted stock will cease to become subject to forfeiture upon each of the first three anniversaries of the grant date.
(4)	Assuming continued employment with the Company, restricted stock awards granted on May 9, 2012 will vest in full on the third anniversary of the grant date.

(5)	Assuming continued employment with the Company, restricted stock awards granted on February 14, 2014 will vest one-third on each of the first three anniversaries of the grant date.

Option Exercises and Stock Vested for Fiscal 2014

The following table details the number of restricted shares that vested and the value realized upon vesting in 2014 for each named executive officer.

Name and Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Timothy J. Conway	71,961	1,012,491
Chief Executive Officer and President

John K. Bray	48,305	683,998
Chief Financial Officer

Peter Schmidt-Fellner	47,193	554,989
Chief Investment Officer

Daniel McCready			23,240	340,001
Chief Credit Officer

Patrick F. McAuliffe	6,618	86,696	2,420	36,348
Group Head and MD

(1)	Values were determined by multiplying the number of shares of our Common Stock underlying the Options by the difference between the closing price per share of our Common Stock on the NASDAQ on the date of exercise and the exercise price of the Options.
(2)	The vested value represents the fair market value of the shares based on the closing price of our common stock on the NASDAQ Global Market on the respective date of vesting.

Potential Payments upon Termination of Employment or Change-in-Control for Fiscal 2014

The following tables describe the potential payments and benefits under the Company’s executive officer employment agreements to which each named executive officer would have been entitled upon termination of employment or change of control, calculated as if each such event had occurred on December 31, 2014.

Name of Executive: Timothy J. Conway

Type of Payments(1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	4,400,000	—	—	—	4,400,000
Deferred Cash Vesting	270,000	270,000	270,000	270,000	270,000
Commission of Welfare Benefits	38,708	—	—	—	47,082
Total	4,708,708	270,000	270,000	270,000	4,4,717,082

Name of Executive: John K. Bray

Type of Payments(1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	2,200,000	—	—	—	2,200,000
Deferred Cash Vesting	135,000	135,000	135,000	135,000	135,000
Commission of Welfare Benefits	30,951	—	—	—	36,947
Total	2,365,951	135,000	135,000	135,000	2,371,947

Name of Executive: Peter Schmidt-Fellner

Type of Payments (1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	3,750,000	—	—	—	3,750,000
Deferred Cash Vesting	230,000	230,000	230,000	230,000	230,000
Commission of Welfare Benefits	38,708	—	—	—	47,082
Total	4,018,708	230,000	230,000	230,000	4,027,082

Name of Executive: Daniel McCready

Type of Payments (1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	950,000	—	—	—	950,000
Restricted Stock Vesting or Acceleration	466,675	—	466,675	466,675	466,675
Commission of Welfare Benefits	15,475				18,473
Total	1,432,150	Not Eligible	466,675	466,675	1,435,148

Name of Executive: Patrick McAuliffe

Type of Payments(1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	925,000	—	—	—	925,000
Restricted Stock Vesting or Acceleration	777,497	777,497	777,497	777,497	777,497
Commission of Welfare Benefits	19,354	—	—	—	23,541
Total	1,721,851	777,497	777,497	777,497	1,726,038

(1)	Table excludes non-deferred cash incentive bonus that was earned on December 31, 2014. Such bonus is included in the Summary Compensation Table and would have been payable to each named executive regardless of whether he continued his employment with the Company or ceased employment on December 31, 2014 under any termination of employment or change in control scenario set forth in the table. The cash bonus amounts paid to each executive were as follows: Mr. Conway ($1,200,000), Mr. Bray ($575,000), Mr. Schmidt-Fellner ($920,000); Mr. McCready ($525,000) and Mr. McAuliffe ($525,000).

As described in the Compensation Discussion and Analysis under “Employment Agreements” on page 31, the Company entered into amended and restated employment agreements with each of the named executive officers listed above (other than Mr. McCready) on October 9, 2013. The Company entered into an employment agreement with Mr. McCready in March 2013 that was amended in March 2014. The table above assumes a termination of employment that would trigger incremental payments or other benefits to the named executive officers under the amended and restated employment agreements, based on the named executive officer’s compensation, benefits, age, and years of service as of December 31, 2014. All valuations of restricted stock are based upon the closing price ($12.80) of NewStar common stock on December 31, 2014, the last day of trading in the fiscal year. The value of the continued health benefits detailed in the table above assumes the extension of the named executive officer’s current benefits election and program coverage. Circumstances in which these benefits may be paid include an involuntary termination without cause, a voluntary termination by the named executive officer for good reason, retirement, death or disability and finally, an involuntary termination of the named executive officer following a change-in-control.

A termination of an executive officer by the Company is for cause if it is for any of the following reasons: (i) the executive continuously fails to perform substantially executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial conformance is delivered to the executive by the Board of Directors, which specifically identifies the manner in which the Board of Directors believes that the executive has not substantially performed executive’s duties, or (ii) executive engages in illegal conduct or gross misconduct which is injurious to the Company or its affiliates, whether from a monetary perspective or otherwise, or (iii) executive is convicted of, or pleads guilty or nolo contendere to, any felony or any other crime involving moral turpitude, or (iv) executive materially breaches his obligations of confidentiality or restrictive covenants, or (v) with respect to Messrs. Conway, Schmidt-Fellner and Bray, executive materially violates his obligations of equity hold back. Executive cannot be terminated for “Cause” as defined in (i), (iv), or (v) unless the Company first has notified Executive in writing that his employment is being terminated for Cause which notice shall specify the Cause event and Executive is given an opportunity, at least 30 days after receipt of such written notice from the Company, to make a presentation to the Board of Directors that Executive should not be terminated for Cause.

A termination by the executive officer is for “good reason” if it results from any of (i) a reduction by the Company in the executive officer’s annual base salary or (ii) a forced relocation by Company of the executive officer’s place of employment to a location greater than twenty (20) miles (thirty (30) miles for Mr. McCready) from his initial place of employment. For Messrs. Conway, Schmidt-Fellner and Bray, good reason may also be triggered by a material diminution by the Company in the executive officer’s principal duties and responsibilities in the context of a change-in-control.

In the event of an involuntary termination without cause or voluntary termination for good reason, Messrs. Conway, Schmidt-Fellner and Bray are entitled to a severance payment equal to two years’ base salary paid in accordance with the Company’s standard payroll practices plus two years’ incentive bonus (calculated as the average bonus paid during the three previous fiscal years) payable as soon as practical following the date of termination. In addition, each would receive accelerated vesting of all outstanding equity awards, and would be entitled to continued health benefits for the two-year severance period. Options would remain exercisable for a period equal to the full remaining term. Messrs. McAuliffe and McCready would receive substantially similar terms over a one-year severance period. Each would be entitled to a severance payment equal to one year’s base salary plus incentive bonus. Each would also receive accelerated vesting of all equity awards, and would be entitled to continued health benefits for the one-year severance period. Their options would also remain exercisable for the full remaining term. All executive officers must provide ninety (90) days written notice for voluntary termination.

If termination is due to the retirement of the executive officer, or at the option of the executive officer following a failure of the Company to renew the employment agreement, each executive officer would be eligible to receive vesting of restricted stock and the continued vesting of options in the same manner that the options would vest had the executive officer continued his employment with the Company during the vesting period. Further, the executive officer would have a period equal to the full length of the remaining option term to exercise any vested options. Finally, as with all retiring employees, each executive officer with ten years of service to the company would retain the option to participate in employer-sponsored healthcare at the retiree’s sole expense.

Messrs. Conway, Schmidt-Fellner, Bray, and McAuliffe were eligible to retire as of December 31, 2014 because retirement is conditioned on being age 55 or older and being employed with the Company for at least five (5) years. The executives must provide at least ninety (90) days written notice of intent to retire.

A termination of employment due to death or disability would entitle each named executive officer to full acceleration of vesting on all equity awards and a one-to-two year period following the date of termination to exercise any options accordingly.

In each of the events so noted above, the named executive officer would also be entitled to any accrued but unpaid salary and/or vacation time and a pro-rated bonus for the current fiscal year paid as soon as practical following the date of termination. As noted in the footnote to the tables above, the amounts in the Potential Payments Upon Termination of Employment or Change-in-Control for fiscal 2014 table exclude any pro-rated bonus amount for performance year 2014 as such amounts are considered accrued and earned as of December 31, 2014 and as such would have been payable to each executive regardless of whether he continued employment with the company or ceased employment on December 31, 2014 under any termination of employment or change-in-control scenario. Earned incentive bonuses for the 2014 fiscal year have been reflected in the Company’s Summary Compensation Table.

Each employment agreement contains change-in-control provisions for the named executive officer. The change of control provisions require a “double-trigger,” meaning payments are made only if the named executive officer suffers a covered termination of employment within two years following a change-in-control. Change-in-control provisions mimic the awards made under an involuntary termination without cause without exception and are made payable to the executive in a lump sum as soon as practical following the termination event.

BOARD OF DIRECTORS – DIRECTOR COMPENSATION

Each of the Company’s independent, non-management directors receives director fees of $50,000 per year, and each committee chairman receives an additional $25,000 per year. Members of our board of directors are also reimbursed for their usual and customary expenses incurred in connection with attending all board and committee meetings. Non-management directors receive annual grants of restricted stock and/or options to purchase shares of our common stock. No change has been made to our board of director compensation practices since 2012.

Upon re-election to a new term of service at the Company’s 2014 annual meeting, non-management directors received a grant of restricted stock with a fair market value on the date of grant equal to $75,000 (as determined by the Company’s closing stock price on the grant date). Non-management directors who served as the Chairperson of a Committee of the board would have also received an additional $25,000 in grant date restricted stock value. The restricted stock granted in 2014 vests in full on the one year anniversary of the grant.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		Total ($)
Timothy J. Conway, Chairman(3)	—	—		—
Peter Schmidt-Fellner(3)	—	—		—
Charles N. Bralver	50,000	75,000		125,000
Richard Thornburgh	75,000	100,000		175,000
Frank R. Noonan	75,000	100,000		175,000
Maureen O’Hara	75,000	100,000		175,000
Brian L.P. Fallon	75,000	100,000		175,000
Bradley E. Cooper(4)	50,000	75,000	(5)	125,000

(1)	The amounts shown represent the aggregate grant date fair market value of stock awards granted to the Director during 2014, determined in accordance with ASC Topic 718, using the assumptions described in Note 11 to the Company’s Financial Statements included in the FY 2014 10-K. The award vests in full on the one year anniversary of grant. Each director received a grant of 5,952 restricted shares on May 20, 2014 upon election to a new term. Non-management directors who served as the Chairperson of a Committee received an additional award of 1,984 restricted shares on May 20, 2014. The fair market value of the awards issued to each director and committee chair on that day was $75,000 and $100,000 respectively, based on a closing price of $12.60 of our common stock on the NASDAQ Global Market on May 20, 2014.
(2)	The following aggregate numbers of restricted stock and options awards were outstanding as of December 31, 2014 for each director in the table:

Name	Stock Awards (#)	Option Awards (#)
Charles N. Bralver	7,202	16,250
Richard Thornburgh	9,186	10,000
Frank Noonan	9,186	70,000
Maureen O’Hara	9,186	30,313
Brian L.P. Fallon	9,186	42,500
Bradley E. Cooper	7,202	25,000

(3)	Executive directors do not receive compensation for their board responsibilities.
(4)	Mr. Cooper has assigned his rights to any compensation and equity received by him as a Director to Capital Z Partners Management, LLC (“Cap Z”).
(5)	In November 2014, Mr. Cooper transferred his 2014 restricted stock and option awards to Cap Z for no consideration.

EQUITY PLAN INFORMATION

The number of shares of Common Stock issuable upon exercise of outstanding options granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance under the Company’s 2006 Incentive Plan at December 31, 2014 is summarized in the following table:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	4,628,439	$4.64	2,483,819

Equity compensation plans not approved by stockholders	—	—	—

Total	4,628,439	$4.64	2,483,819

As of December 31, 2014, the total number of additional shares remaining available for future issuance under the Plan was 2,483,819 shares.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons owning more than 10% of our registered equity securities to file with the SEC reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required during 2014, our directors, officers and 10% stockholders complied with all Section 16(a) filing requirements, except for reports on Form 4 filed by Messrs. Frishkopf and Schmidt-Fellner on December 17, 2014, each as amended on December 23, 2014, to report the exercise of stock options on December 9, 2014, reports on Form 4 filed by Mr. Frishkopf on December 23, 2014 and November 25, 2014 to report the exercise of stock options on December 18, 2014 and December 15, 2014, and the exercise of a warrant on June 6, 2014, respectively, report on Form 5 filed by Mr. McAuliffe on February 11, 2015 reporting a transaction that occurred on February 17, 2014 for which he failed to file a Form 4, and a Form 4 filed by Corsair II Capital Partners, L.P. on April 14, 2015 to report the exercise of warrants on June3, 2014.

Deadlines for Stockholder Proposals

Assuming the 2016 annual meeting is not more than 30 days before or 30 days after May 12, 2016:

•	if you wish to bring business before or propose director nominations at the 2016 annual meeting, you must give written notice to us not earlier than December 12, 2015 or later than January 11, 2016, and

•	if you wish to bring proposed business to the 2016 annual meeting and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide written notice of such proposal to us not later than December 12, 2015 (i.e., 120 days before the anniversary of the mailing date of this proxy statement).

Notices of stockholder proposals and nominations should be given in writing to NewStar Financial, Inc., at its principal executive offices, 500 Boylston St., Suite 1250, Boston, MA 02116, Attn: Corporate Secretary.

ANNUAL MEETING OF SHAREHOLDERS OF

NEWSTAR FINANCIAL, INC.

May 12, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 12, 2015

This proxy statement and our annual report to security holders are available at www.RRDezproxy.com/2015/NewStarFinancial/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢	20833000000000000000 1	051215

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Elect eight directors:					FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Charles N. Bralver ¡ Timothy J. Conway ¡ Bradley E. Cooper ¡ Brian L.P. Fallon ¡ Frank R. Noonan ¡ Maureen P. O’Hara ¡ Peter A. Schmidt-Fellner ¡ Richard E. Thornburgh	2.	To approve, on an advisory basis, the compensation of our named executive officers:	☐	☐	☐

			3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year:	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each of the proposals listed herein.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF STOCKHOLDERS OF

NEWSTAR FINANCIAL, INC.

May 12, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

Vote online until 11:59 PM EST the day before the meeting.

COMPANY NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting. Please plan to arrive no later than ten minutes in advance to allow access to building facilities.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 12, 2015

This proxy statement and our annual report to security holders are available at www.RRDezproxy.com/2015/NewStarFinancial/

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.  i

¢	20833000000000000000 1	051215

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Elect eight directors:					FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Charles N. Bralver ¡ Timothy J. Conway ¡ Bradley E. Cooper ¡ Brian L.P. Fallon ¡ Frank R. Noonan ¡ Maureen P. O’Hara ¡ Peter A. Schmidt-Fellner ¡ Richard E. Thornburgh	2.	To approve, on an advisory basis, the compensation of our named executive officers:	☐	☐	☐

			3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year:	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each of the proposals listed herein.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

1                    ¢

NEWSTAR FINANCIAL, INC.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting on May 12, 2015.

The undersigned stockholder of NewStar Financial, Inc. (“NewStar”), hereby appoints Timothy J. Conway and John K. Bray, or either of them, with full power of substitution, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of NewStar to be held at 10:00 a.m. on May 12, 2015 at the offices of Locke Lord LLP, 111 Huntington Avenue, Boston, Massachusetts, or at any adjournment thereof, on the proposals contained in the Notice of the Annual Meeting of Stockholders, with all powers the undersigned would possess if personally present at said meeting, or at the postponement or adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side.)

COMMENTS:

¢ 1.1	14475 ¢